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                                                                    EXHIBIT 23.2

                         Consent of Independent Auditors



The Board of Directors
Queen Sand Resources, Inc.


We consent to the inclusion and incorporation by reference in the registration statement on Form S-4 of Queen Sand Resources, Inc. of our report dated August 30, 1996, except as to the sixth paragraph of Note 3, which is as of September 30, 1996, the fourth paragraph of Note 2, which is as of November 6, 1996, the first paragraph of Note 5, which is as of November 12, 1996, and the second paragraph of Note 3, which is as of November 14, 1996, relating to the consolidated balance sheet of Queen Sand Resources, Inc. and subsidiaries as of June 30, 1996, and the related consolidated statements of operation, stockholders' equity and cash flow for the year then ended, which report also appears in the June 30, 1997, annual report on Form 10KSB of Queen Sand Resources, Inc. We also consent to the reference to our firm under the heading "Independent Auditors" in the prospectus.


Dallas, Texas
August 11, 1998                                  KPMG PEAT MARWICK LLP